Exhibit 99.1

FOR RELEASE AT 5:00 PM EST FEBRUARY 6, 2015

CONTACTS:

Tom Becker	Jeff Lloyd
(212) 573-6100	(310) 788-2850
Tom_Becker@sitrick.com	Jeff_Lloyd@sitrick.com

Frisch’s Restaurants, Inc. Receives Filing Noncompliance Notice from NYSE MKT

CINCINNATI, Ohio — February 6, 2015 — (PRNewswire/-Frisch’s Restaurants, Inc. (NYSE MKT: FRS)

Frisch’s Restaurants, Inc. received a notification letter on February 3, 2015 from the New York Stock Exchange (the “Exchange”) stating that the Company is not currently in compliance with the NYSE MKT LLC continued listing standards. Specifically, the Company is not in compliance with NYSE MKT Company Guide Sections 134 and 1101 as a result of its failure to timely file with the Securities and Exchange Commission a Form 10-Q Quarterly Report for the period ended December 16, 2014 by the prescribed date of January 26, 2015. As reported by the Company in its Form 12b-25 filed on January 23, 2015, the Company was unable to timely file the Form 10-Q noted above due to the timing and discovery of a Company employee’s defalcation and the ongoing special investigation directed by the Company’s Audit Committee.

As the Company’s failure to timely file its Form 10Q Quarterly Report is deemed by the Exchange to be a material violation of the Company’s listing agreement with the Exchange, the Exchange has the authority to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

In order to maintain its listing the Company will submit a plan of compliance on or before February 17, 2015 advising the Exchange of actions it has taken and will be taking to regain compliance with the continued listing standards by May 4, 2015. If the Company does not submit a plan or if the submitted plan is not accepted or if the plan is accepted but the Company is not in compliance with the continued listing standards by May 4, 2015, or if the Company does not make progress consistent with the plan, the Exchange will commence delisting proceedings as it deems appropriate.

The Company’s Audit Committee of the Board of Directors is continuing its previously announced special investigation, including the use of resources of legal counsel, forensic accountants and private investigators. In addition, as part of its previously announced civil litigation, the Company directed the issuance of civil subpoenas and other civil discovery processes to obtain information from financial institutions and other third parties. Further information can be obtained by reference to the Company’s Form 8-K filed on January 20, 2015.

Mark Lanning, the Company’s Chief Financial Officer, said, “The Company’s management is taking steps to promptly address the deficiencies noted by the Exchange and to timely submit a plan of compliance, with a current expectation of regaining full compliance with the continued listing standards on or before May 4, 2015.”

About Frisch’s Restaurants, Inc.

Frisch’s is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

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